Exhibit 23 (b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 5, 2009) pertaining to the Horizon Lines, Inc. 2009 Incentive Compensation Plan, as amended and restated and as subsequently amended of our reports dated February 2, 2009, with respect to the consolidated financial statements and schedule of Horizon Lines, Inc. included in its Annual Report (Form 10-K) for the year ended December 21, 2008 and the effectiveness of internal control over financial reporting of Horizon Lines, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Charlotte, North Carolina
June 5, 2009